Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Desktop Metal, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(1)	(1)
	Equity	Preferred Stock, par value $0.0001 per share	Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(1)	(1)
	Debt	Debt Securities	Rule 457(r)	(3)	(3)	(3)	(1)	(1)
	Other	Warrants	Rule 457(r)	(3)	(3)	(3)	(1)	(1)
	Other	Units	Rule 457(r)	(3)	(3)	(3)	(1)	(1)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)	The Registrant elects to rely on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, and accordingly is deferring payment of the entire registration fee.
(2)	Includes rights to acquire common stock or preferred stock of the Registrant under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(3)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of Common Stock is being registered as may be issued from time to time upon conversion of any Debt Securities that are convertible into Common Stock or pursuant to any anti-dilution adjustments with respect to any such convertible Debt Securities.